March 5, 1996



Securities and Exchange Commission
450 5th Street, NW
Washington, DC  20549


RE:    Form 15 for Univar Corporation
       Commission File Number 1-5858

Gentlemen:

Enclosed is a Form 15 filed for Univar Corporation.

Sincerely,




/s/ William A. Butler
Vice President & General Counsel





                           UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549

                               FORM 15

    CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                         Commission File Number         1-5858


                                 Univar Corporation
____________________________________________________________________________
           (Exact name of registrant as specified in its charter)

              6100 Carillon Point, Kirkland, WA; (206) 889-3400
____________________________________________________________________________
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $.33-1/3 par value
____________________________________________________________________________
          (Title of each class of securities covered by this Form)


____________________________________________________________________________
 Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)      [ ]            Rule 12h-3(b)(1)(i) [ ]
      Rule 12g-4(a)(1)(ii)     [ ]            Rule 12h-3(b)(1)(ii)[ ]
      Rule 12g-4(a)(2)(i)      [ ]            Rule 12h-3(b)(2)(i) [ ]
      Rule 12g-4(a)(2)(ii)     [ ]            Rule 12h-3(b)(2)(ii)[ ]
                                              Rule 15d-6         [ X ]

Approximate number of holders of record as of the certification or notice
date:     1605

     Pursuant to the requirements of the Securities Exchange Act of 1934 Univar Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  March 5, 1996                    By:   /s/ WILLIAM A. BUTLER

                                              William A. Butler, Vice
                                              President & General Counsel